EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hunt Companies Finance Trust, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-211027 and No. 333-215234) on Form S-3 of Hunt Companies Finance Trust, Inc. and subsidiaries of our reports dated March 16, 2020, with respect to the consolidated balance sheet of Hunt Companies Finance Trust, Inc and subsidiaries as of December 31, 2019, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the year then ended, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Hunt Companies Finance Trust, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 16, 2020